THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURIT1ES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND NO TRANSFER OF
THIS PROMISSORY NOTE WILL BE MADE BY THE COMPANY OR ITS TRANSFER AGENT IN
THE ABSENCE OF SUCH REGISTRATION OR AN OPINION OF COUNSEL ACCEPTABLE TO
THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

                          8% CONVERTIBLE PROMISSORY NOTE

$25,000                                                    New York, New York
                                                           April 26, 2005

          FOR VALUE RECEIVED, Premiere Publishing Group, Inc. a Nevada corporation, with its principal place of business at 386 Park Avenue South, 18th Floor, New York, New York 10016, its successors and assigns (the "Maker"), promises to pay to the order of _____________ (the "Payee"), having an address at_____________________________________________, 180 days from the date set forth above (the "Maturity Date"), or at such other place as the Payee may hereafter specify in writing, the principal sum of Twenty-Five Thousand DOllars ($25,000) unless the Payee earlier elects to convert this promissory note (this "Note") into common stock of the Maker.

          This Convertible Promissory Note is one of a series of notes being issued between the Maker and certain bridge note investors.

          1. The principal amount of this Note is convertible, at the option of the Payee at anytime prior to the Maturity Date without payment of any additional consideration therefore, into common stock of the Maker at the rate of One Hundred Thosand (100,000 shares of common stock for each Twenty-Five Thousand Dollars ($25,000) of principal.

          2. The Maker has 75 million shares of authorized common stock as of the date hereof. The Maker intends to promptly effect a $2 million private placement of its common stock. The Maker expects that immediately following this intended privacement, it will have 20 million shares of its common stock outstanding.

          3. The unpaid principal amount hereof shall bear simple interest from the date hereof at the rate of 8% per annum until the Maturity Date (or until the earlier date of payment this Note is prepaid or converted into common stock of the Maker as provided herein).

          4. Interest shall be payable in full on the Maturity Date or until the earlier date of payment if this Note is prepaid or converted into common stock of the Maker a provided herein).

          5. The Maker may, at its own election, pay the interest due hereon in the form of shares of its common stock, at the rate of one share of its common stock for Fifty Cents ($.50) of interest due.

          6. The Maker agrees that it will register for resale the shares issued upon conversion of this Note, if any shares are so issued, on the Maker's initial registration statement with the United States Securities and Exchange Commission on Form S-1 or SB-2.

          7. The Maker further agrees that if it completes a private placement of its common stock in an aggregate amount of no less than $2 million before its initial registration statement, it will use its best efforts to file a registration statement with the Comission within 30 days of the closing of such private placement and register for resale on this registration statement the shares issued upon conversion of this Note, if any shares are so issued. The Maker agrees that in the event it does not file a registration statement within 60 days of the closing of such a private placement, it will pay as liquidated damages (and not a penalty) to the holder of this note 10% of the principal amount of this note for each month following such 60 day period until it does file a registration statement.

          8. EVENTS OF DEFAULT. The occurrence of each or any of the following conditions, events or acts shall constitute an "Event of Default:"

          8.1     The dissolution of the Maker; or

          8.2 The Maker's insolvency, assignment for the benefit of creditors, application for or appointment of a receiver, filing of a voluntary or involuntary application under any provision of the Federal Bankruptcy Code or amendments thereto or any other federal or state statute affording relief to debtors; or if there shall be commenced against the Maker any such proceeding or filed against the Maker any such application or petition which proceeding, application or petition is not dismissed or withdrawn within 30 days of cominencement or filing as the case may be; or

          8.3 The failure by the Maker to make any payment of any amount of principal on, or accrued interest under, this Note, as and when the same shall become due and payable; or

          8.4 The commencement of a proceeding to foreclose the security iterest or lien in any property or assets to satisfy the security interest or lien herein of any securrd creditor of the Maker whose debt is in excess of $100,000.00; or

          8.5 The entry of a final judgment for the payment of money in excess of $100,000.00 by a court of competent jurisdiction against the Maker, which judgment the Maker shall not discharge (or provide for such discharge) in accordance with the terms within 30 days of the date of entry thereof, or procure a stay of execution thereof within 30 days from the date of entry thereof and, within such 30 day period, or such longer period during which executuion of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; then, in any such event and at any time thereafter, while such Event of Default is continuing, the indebtedness evidenced by this Note shall immediately become due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, notwithstanding anything contained herein to the contrary.

          9. SUITS FOR ENFORCEMENT AND REMEDIES. If any one or more Events of Default shall occur and be continuing, the holder of this Note may proceed to protect and enforce such holder's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the holder of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

          10. FEES, WAIVERS, OTHER.

          10.1 If the holder of this Note shall institute any action to enforce the collection of any amount of principal of and/or interest on this Note, and there shall be any amount of principal of and/or interest on this Note owed to the holder, then there shall be immediately due and payable from the Maker, in addition to the then unpaid sum of this Note, all reasable costs and expenses incurred by the Payee in connection therewith, including, without limitation reasonable attorneys' fees and disbursements.

          10.2 No forbearance, indulgence, delay or failure to exercise any right with respect to this Note shall operate as a waiver, nor as an acquiesence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right on remedy.

          10.3 This Note may not be modified or discharged except by a writing fuly executed by the Maker and the Payee.

          10.4 The Maker hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing herein, regardles of and without any notice, diligence, act or omission with respect to the collection of any ammout called for hereunder or in connection with any right, lien, interest or property at any and all times which the Payee had or is existing as security for any amount called for hereunder.

          10.5 The Maker shall bear all of its expenses, incuding attorneys' fees incurred in connection with the preparation of this Note.

          11. MISCELLANEOUS.

          11.1 The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

          11.2 All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, to the address of the intended recipient set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions hereof.

                                        MAKER:
                                        PREMIERE PUBLISHING GROUP, INC.

                                        By: /S/ Michael Jacobson
                                            ---------------------------------
                                            Michael Jacobson, President